                                                                     Exhibit 3.1

Articles of Incorporation filed with the Iowa Secretary of State at 10:26 a.m., on December 18, 1997 as Document No. W165867.

--------------------------------------------------------------------------------

                            ARTICLES OF INCORPORATION

                                       OF

                                NEWCO IOWA, INC.


TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

     The undersigned, acting as incorporator of a corporation under the Iowa Business Corporation Act, adopts the following Articles of Incorporation for such corporation:

                                    ARTICLE I

     The name of the corporation is NewCo Iowa, Inc.

                                   ARTICLE II

     The name and address of the incorporator of this corporation is:

               Wendy L. Carlson
               317 Sixth Avenue, Suite 1200
               Des Moines, Iowa 50309-4195

                                   ARTICLE III

     The street address of the corporation's initial registered office in Iowa and the name of its initial registered agent at that office is:

               Debra J. Richardson
               5000 Westown Parkway, Suite 440
               West Des Moines, Iowa 50266

                                   ARTICLE IV

     The total number of shares that may be issued by this Corporation is 12,000,000 shares of which 2,000,000 shares of the par value of $1 per share shall be designated Series Preferred Stock and 10,000,000 shares of the par value of $1 per share shall be designated Common Stock.

     A. Common Shares. Each holder of Common Stock shall have one vote for each share of Common Stock held by such holder. Subject to the rights of the holders of any outstanding Series Preferred Stock, the holders of Common Stock shall be entitled to receive dividends from the remaining surplus of the Corporation, when and as such dividends shall be declared by the Board of Directors. Subject to the rights of the holders of any outstanding Series Preferred Stock, upon the dissolution of the Corporation or upon its liquidation otherwise, or upon any distribution of its assets by way of return of capital, the holders of Common Stock shall be entitled to receive and be paid all the remaining assets of the Corporation.

     B. Series Preferred Shares. The following is (i) a statement of the designations, voting powers, preferences and rights and the qualifications, limitations or restrictions of the

Series Preferred Stock except as the designations, voting powers, preferences and rights and qualifications, limitations or restrictions thereof of any series of Series Preferred Stock may be stated and expressed in a resolution or resolutions providing for the issuance of such series pursuant to authority herein expressly vested in the Board of Directors of the Corporation; and (ii) a statement of the authority referred to above expressly vested in the Board of Directors.

     (1) The Series Preferred Stock may be issued from time to time in one or more series of any number of shares; provided that the aggregate number of shares outstanding of all such series shall not exceed the total number of shares of Series Preferred Stock authorized by this Article IV. Each series of Series Preferred Stock shall be distinctively designated. Except as otherwise provided by the resolutions creating the series of Series Preferred Stock, all series of Series Preferred Stock shall rank equally and be identical in all respects.

     (2) Except as otherwise provided by the resolutions creating any series of Series Preferred Stock, holders of such Series Preferred Stock shall not have any right to vote for election of directors or on any other matter or any right to notice of any meeting of stockholders.

     (3) In the event of any complete, or substantially complete, voluntary or involuntary, liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to the holders of the Common Stock, if one or more series of Series Preferred Stock has been created as authorized in this Article IV, all of the assets of the Corporation shall be paid and distributed among the shareholders of the Corporation as provided in the resolution or resolutions creating such series.

         Neither the merger nor consolidation of the Corporation into or with any other corporation, nor the merger of any corporation into the Corporation, nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed a liquidation, dissolution or winding up of the Corporation for the purposes of this subsection (3).

     (4) Authority is hereby vested in the Board of Directors from time to time to authorize the issuance of Series Preferred Stock of any series and to state and express, in the resolution or resolutions creating and providing for the issue of shares of any series, the designations, voting powers, if any, preferences and relative participating, optional or other special rights and the qualifications, limitations and restrictions thereof of such series to the full extent nor or hereafter permitted by the laws of the State of Delaware in respect of the matters set forth in the following clauses (a) through (h), inclusive.

         (a) The designation of the series and the number of shares which shall constitute such series, which number may be altered from time to time by like action of the Board of Directors in respect of shares then unissued.

         (b) The annual dividend rate on the shares of that series, the conditions upon which the time or times when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on shares of such series to the dividends payable on shares of any other class or classes or any other series of stock, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends on shares of such series shall be cumulative.

         (c) The redemption price or prices, if any, and the time or times at which the terms and conditions upon which shares of such series shall be redeemable.

         (d) The rights of shares of such series upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation and the preference to, or the relation to, such rights of shares of such series to the rights on any other class or classes or any other series of stock of the Corporation.

         (e) The voting rights, if any, of such series in addition to the voting rights prescribed by law, and the terms of exercise of such voting rights.

         (f) The rights, if any, of the holders of such shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the price or prices or the rates of exchange and the adjustments at which such shares shall be convertible or exchangeable, and any other terms and conditions of such conversion or exchange.

         (g) The requirement of any sinking or purchase fund or funds to be applied to the purchase or redemption of shares of such series and, if so, the amount of such fund or funds and the manner of application.

         (h) Any other preferences and relative participating, optional or other special rights of shares of such series and qualifications, limitations or restrictions thereof.

                                    ARTICLE V

     No director shall have any personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that nothing in this Article shall eliminate or limit the liability of a director for breach of the director's duty of loyalty to the corporation or its shareholders for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law for a transaction from which the director derives an improper personal benefit, or for an unlawful distribution to the shareholders.


                                       /s/ Wendy L.  Carlson
                                       ----------------------------------
                                       Wendy L. Carlson
                                       317 Sixth Avenue, Suite 1200
                                       Des Moines, Iowa 50309-4195

                                       INCORPORATOR

--------------------------------------------------------------------------------
Exhibit 3.1, Part 2, Articles of Merger, filed with the Iowa Secretary of State on January 5, 1998.
--------------------------------------------------------------------------------

                               ARTICLES OF MERGER
                                       OF
                 AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

     Pursuant to Section 1105 of the Iowa Business Corporation Act, the undersigned corporation adopts the following Articles of Merger.

                                    ARTICLE I

     The plan of merger is set forth in the Agreement of Merger dated December 4, 1997 by and between NewCo Iowa, Inc., an Iowa corporation, and American Equity Investment Life Holding Company, a Delaware insurance corporation, a true and correct copy of which is attached hereto as Exhibit "A".

                                   ARTICLE II

     The Articles of Incorporation of NewCo Iowa, Inc. shall be amended to change the name of NewCo Iowa, Inc. to "American Equity Investment Life Holding Company."

                                   ARTICLE III

     The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the plan as to each corporation, and the total number of shares cast for and against the plan are as follows:

                 AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

                                  Votes Entitled
Designation of       Shares       to be Cast on
    Group         Outstanding        Amendment       Votes for     Votes Against
--------------    -----------     --------------     ---------     -------------
Common             1,754,414        1,754,414        1,275,664         10,000

                                NEWCO IOWA, INC.

                                  Votes Entitled
Designation of       Shares       to be Cast on
    Group         Outstanding        Amendment       Votes for     Votes Against
--------------    -----------     --------------     ---------     -------------
Common                100              100              100              0

                                  ARTICLE IV

     The merger plan includes the authorization of NewCo capital stock consisting of 10,000,000 shares of common stock and 2,000,000 shares of Series Preferred Stock.

                                       AMERICAN EQUITY INVESTMENT
                                       LIFE HOLDING COMPANY


                                       By: /s/ Wendy L. Carlson
                                           -----------------------------------
                                       Wendy L. Carlson, Assistant Secretary

                         PLAN AND AGREEMENT OF MERGER

     PLAN AND AGREEMENT OF MERGER made and entered into this 4th day of December, 1997, by and between Newco, Inc., a corporation organized and existing under the laws of the State of Iowa (hereinafter called "Sub") and American Equity Investment Life Holding Company, an insurance corporation organized and existing under the laws of the State of Delaware (hereinafter called "Company");

     WHEREAS, Sub is a corporation duly organized and existing under the laws of the State of Iowa and has authorized capital stock consisting of 10,000,000 shares of common stock of the par value of $1 per share of which 100 shares are now issued and outstanding, and 2,000,000 shares of Series Preferred Stock, none of which are currently issued and outstanding; and

     WHEREAS, Company is organized and existing under the laws of the State of Delaware and has authorized capital stock consisting of 4,000,000 shares of common stock of $1 par value and 2,000,000 shares of Series Preferred Stock of which 1,762,500 shares of common stock and no shares of Series Preferred Stock are now issued and outstanding; and

     WHEREAS, Company and Sub, hereinafter sometimes called "Constituent Corporations," deem it desirable to merge pursuant to the applicable statutes of the States of Iowa and Delaware in accordance with the terms and conditions hereinafter set forth, wherein Sub will be the surviving corporation;

     NOW, THEREFORE, Company and Sub do hereby agree with each other that Company shall be merged with and into Sub as the surviving corporation pursuant to the applicable statutes of the States of Iowa and Delaware, subject to the following terms and conditions:

                                    ARTICLE I
                      Effectiveness and Procedure of Merger

     1.1 Subject in all respects to the receipt of required approvals if any, from all applicable regulatory officials, this Agreement shall be effective after (i) it has been approved by Sub in accordance with the procedures prescribed by Iowa law and, (ii) it has been approved by Company in accordance with the procedures prescribed by Delaware law and (iii) the execution and filing of such documents with the respective Secretaries of the States of Iowa and Delaware as may be required to complete the merger under the applicable law (hereinafter referred to as the "Effective Time").

     l.2 Sub shall succeed to and possess all of the rights, privileges, powers, immunities, franchises (whether of a public or private nature) of the Constituent Corporations which, together with all property (real, personal and mixed) of the Constituent Corporations, shall be vested in Sub without further act or deed and thereafter shall be the rights, privileges, powers, immunities, franchises and property of Sub to the full extent of the interest therein of the Constituent Corporations, and the title of any real estate vested by deed or otherwise in either Company or Sub shall not revert to or be in any way impaired by reason of the merger.

     l.3 Any claim existing or action or proceeding pending by or against either Constituent Corporation may be prosecuted by or against it as if the merger had not taken place.

                                   ARTICLE II
                      Articles of Incorporation, Bylaws and
           Continuing Directors and Officers of Surviving Corporation

     2.l The corporation resulting from this merger is and shall be Sub, a corporation organized and existing under the laws of the State of Iowa. Except for the amendment to the articles of incorporation set forth in Section 2.3 below, the articles of incorporation and bylaws of Sub in effect immediately prior to the merger shall remain unchanged and shall continue to be its articles of incorporation and bylaws after the merger.

     2.2 After completion of the merger, the directors and officers of Sub shall continue to hold such offices in the same capacities in which they presently serve.

     2.3 Upon the effective date of the merger, the articles of incorporation of Sub shall be amended to change the name of Sub to "American Equity Investment Life Holding Company."

                                   ARTICLE III
               Conversion of Stock of the Constituent Corporations

     The manner and basis of converting the shares of Company and Sub into shares of Sub and/or the cancellation of shares shall be as follows:

     3.1 The holders of the common stock of Company will convert each such share into shares of common stock of Sub on a one-for-one basis. The shares of Sub stock will have the same terms as the shares of Company stock being converted.

     3.2 The 100 shares of Sub stock issued and outstanding in the name of Company shall be cancelled and retired, and no payment shall be made in respect thereto, and such shares will resume the status of unauthorized and unissued shares of Sub common stock.

     3.3 At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Company common stock, shall be deemed for all purposes to evidence ownership of, and to represent shares of Sub common stock into which the shares of Company common stock formerly represented by such certificates have been converted as herein provided. The registered owner on the books and records of Company or its transfer agent of any such outstanding stock certificates shall, until such certificates shall have been surrendered for transfer or otherwise accounted for to Sub or its transfer agent, have and be entitled to exercise any voting or other rights with respect to and to receive dividends and other distributions upon the shares of Sub commons stock evidenced by such outstanding certificate as provided above. Nothing herein shall be deemed to require the holder of any shares of Company common stock to surrender the certificate or certificates representing such shares in exchange for a certificate or certificates representing shares of Sub common stock.

     3.4 Each right in and to, or option to purchase shares of Company common stock granted under any agreement of Company entered into prior to the date of the merger and which is outstanding immediately prior to the Effective Time, shall, by virtue of the merger and without action on the part of the holder thereof, be converted into and become a right in or to, an option or right to purchase at the same option or warrant price per share, the same number of shares of Company common stock, upon the same terms and conditions as set forth in the applicable agreement granting such options or warrants. The same number of shares of Sub common stock shall be reserved for purposes of the outstanding options and warrants as is equal to the number of shares of Company common stock so reserved as of the Effective Time. As of the Effective Time, Sub hereby assumes the obligations of Company under all such agreements.

     3.5 As of the Effective Time, Sub hereby assumes all obligations of the Company under any and all benefit plans for employees or agents of Company or American Equity Investment Life Insurance Company in effect as of the Effective Time.

                                   ARTICLE IV
                         Representations and Warranties

     Each of the Constituent Corporations hereby make to the other the following representations and warranties with respect to its organization, business and affairs:

     4.l The respective corporation:

     (a) is duly organized, validly existing and in good standing in the state of its domicile;

     (b) has the corporate power to own its property now owned and to carry on its business as now being conducted; and

     (c) is duly qualified to do business as a foreign corporation in all jurisdictions where the character of its property owned or the nature of its business conducted therein requires such qualification.

     4.2 Company has furnished or will furnish to Sub and its stockholders its most recent financial statements.

     4.3 Neither the execution nor delivery of this Agreement nor the consummation of the merger will violate or conflict with its corporate charter or bylaws or any law, regulation, decree or order of any governmental authority by which it is bound, or result in the breach of or constitute a default under any provision of any material contract or obligation to which either of the Constituent Corporations is a party or by which such corporation is bound.

     4.4 The Board of Directors and shareholders of each of the Constituent Corporations by unanimous written consent and agreement have taken such action as is required by applicable law to approve the execution and delivery of this Agreement and to authorize the merger.

                                    ARTICLE V
                   Obligations and Restrictions Pending Merger

     Each of the Constituent Corporations (except as otherwise indicated herein) respectively agrees with the other that, subject to the terms of this Agreement and except as may be otherwise consented to by the other in writing, it will, from the date of this Agreement to and including the effective date of the merger, take or refrain from taking, as the case may be, the following actions with respect to its own organization, business and affairs:

     5.l Each of the Constituent Corporations will conduct its business only in the usual and ordinary course, except for activities and transactions which in the aggregate are not material.

     5.2 Except as contemplated by this Agreement, it shall not cause to occur any event, and shall use its best efforts to prevent the occurrence of any event within its sole control, which would cause its representations and warranties made herein to be untrue as of the effective date of the merger.

     5.3 Each Constituent Corporation shall permit authorized representatives of the other Constituent Corporation to have access, during ordinary business hours, to its offices, properties, books and records in order that the other may make such investigation of its affairs as the other deems desirable; and it shall furnish, and shall cause its public accountants to furnish the other with such financial and other information concerning itself, its business and properties as the other may from time to time request, including (without limitation) information required for inclusion, or the preparation of, any information required in connection with the merger.

     5.4 Each of the Constituent Corporations shall cause this Agreement to be submitted to its stockholder in a manner provided by applicable state law as promptly as is practicable after the date of this Agreement, and shall use its best efforts to obtain the necessary affirmative vote of its stockholders in favor of this Agreement as may be required to authorize this Agreement and the merger.

     5.5 Neither of the Constituent Corporations will declare or pay any dividend in cash, stock or property, or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire any shares of its outstanding capital stock or make any other distribution of assets to its stockholder.

     5.6 Neither of the Constituent Corporations will issue or sell, grant options or issue warrants to purchase or the right to subscribe to any shares of its capital stock or any of its other securities, or make any other changes in its capital structure.

                                   ARTICLE VI
                           Termination and Abandonment

     Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the merger abandoned (in which case the Constituent Corporations shall notify their respective stockholders in accordance with applicable law, at any time, whether before or after approval by stockholders and notwithstanding favorable stockholder action prior to the effective date of the merger) by the mutual consent of the Board of Directors of the Constituent Corporations.

                                   ARTICLE VII
                                  Miscellaneous

     7.l For the convenience of the parties, and to facilitate the filing hereof with appropriate governmental authorities, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

     7.2 All notices which are required or may be given pursuant to this Agreement or in respect of the merger shall be in writing and directed to the Constituent Corporation to be notified at its principal business office.

     7.3 Any failure of either of the Constituent Corporations to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other Constituent Corporation, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estopped with respect to, any subsequent or other failure.

     7.4 All actual expenses and costs incident to proceedings under the provisions of this section shall be paid by the Surviving Corporation.

     7.5 This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Iowa to the extent permitted by law.

                                       AMERICAN EQUITY INVESTMENT
                                       LIFE HOLDING COMPANY,
                                       a Delaware corporation

                                       By: /s/ D. J. Noble
                                           --------------------------------
                                           D. J. Noble, President


                                       NEWCO, INC..
                                       an Iowa corporation


                                       By: /s/ D. J. Noble
                                           --------------------------------
                                           D. J. Noble, President

--------------------------------------------------------------------------------
Exhibit 3.1, Part 3, Articles of Amendment filed at 11:08 a.m., December 16, 1998, as Instrument No. W199936
--------------------------------------------------------------------------------

                              ARTICLES OF AMENDMENT
                                       OF
                 AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

     Pursuant to Sections 602 and 1006 of the Iowa Business Corporation Act, the undersigned Corporation adopts the following amendments to the Corporation's Articles of Incorporation.

1. The name of the Corporation is American Equity Investment Life Holding
Company.

2. The Articles of Incorporation are amended by setting forth the following as the determination of the terms of a series of Series Preferred Stock.

     Section 1. Designation of Class. The Series shall be designated as "1998 Series A Participating Preferred Stock" and shall consist of 625,000 shares of Series Preferred Stock, $1 par value per share.

     Section 2. Dividend Rights.

     A. The holders of shares of 1998 Series A Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for such a purpose, dividends payable in cash in an amount per share equal to the amount of all cash dividends or other cash distributions declared on each share of the Corporation's Common Stock, par value $1 per share (the "Common Stock"). In the event the Corporation shall at any time after November 30, 1998 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount payable to holders of shares of 1998 Series A Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Such adjustments shall be made successively whenever any event listed above shall occur.

     B. The Corporation shall declare a cash dividend or distribution on the 1998 Series A Participating Preferred Stock as provided in paragraph A above immediately after it declares a cash dividend or distribution on the Common Stock.

     C. Dividends shall begin to accrue and be cumulative on all outstanding shares of 1998 Series A Participating Preferred Stock from the date of declaration of such cash dividends or distributions. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of 1998 Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all shares at the time outstanding. The Board of Directors may affix a record date for the determination of holders of shares of 1998 Series A Participating Preferred Stock entitled to receive a payment of a cash dividend or distribution declared thereon, which record date shall be no more than thirty days prior to the date fixed for payment thereof.

     Section 3. Voting Rights. Except as otherwise provided in the Iowa Business Corporation Act, the holders of shares of the 1998 Series A Participating Preferred Stock shall not be entitled to voting rights. After conversion of any shares of 1998 Series A Participating Preferred Stock pursuant to Section 4 below, holders of shares of Common Stock received upon such conversion will be entitled to voting rights to the same extent as all other holders of shares of Common Stock.

     Section 4. Conversion of Shares.

     A. Subject to and upon compliance with the provisions of this Section 4, the holders of shares of the 1998 Series A Participating Preferred Stock shall have the right (the "Conversion Rights") to convert all or any portion of the shares of 1998 Series A Participating Preferred Stock into fully paid and nonassessable shares of Common Stock of the Corporation on a one-for-one basis without requirement of additional consideration or payment, subject to adjustment as hereinafter provided, upon the earlier of (i) the closing of Corporation's Initial Public Offering of its Common Stock pursuant to an effective registration statement filed with the Securities and Exchange Commission under Section 5 of the Securities Act of 1933, as amended; or (ii) December 31, 2003.

     B. Notwithstanding any other provision of this Section 4, a holder of shares of 1998 Series A Participating Preferred Stock (a "Converting Shareholder") may not convert shares of 1998 Series A Participating Preferred Stock into shares of Common Stock unless one of the following conditions is satisfied:

          1. The total number of shares of Common stock held by such Converting Shareholder aggregated with any shares of Common Stock held by any affiliate of such holder after giving effect to the proposed conversion, shall be less than 5% of the total shares of Common stock outstanding immediately after such conversion. For purposes of calculating the total number of shares of Common Stock held by the Converting Shareholder and its affiliates, shares of Common stock previously held by such Converting Shareholder or its affiliates shall be added to the sum of shares currently held by the Converting Shareholder and its affiliates, unless those shares were sold through a widely-dispersed public offering, sales in the public secondary market or through private placements in which no purchasers acquired individually or in concert with others, more than 2% of the shares of Common Stock then outstanding; or

          2. A change in federal law permits a registered bank holding company to acquire in excess of 5% of the voting shares of the Corporation and, upon such an occurrence, a Converting Shareholder may convert its shares to Common Stock to the maximum extent permitted by then current federal law.

     C. To exercise Conversion Rights, the converting holder shall notify the Corporation in writing of the holder's intent to exercise such right and the number of shares to be converted (a "Conversion Notice"). Within ten days after any Conversion Notice is received by the Corporation, subject to the surrender and delivery by the applicable holder of the shares to be converted, the Corporation shall deliver to the applicable holder, or such holder's nominee (i) one or more certificates representing the Common Stock issuable pursuant to such Conversion Notice; and (ii) one or more certificates representing the unconverted shares, if any, of the 1998 Series A Participating Preferred Stock. To the extent permitted by law, any such conversion shall be deemed to have been effected as of 5:00 p.m., Central Standard Time, on the date on which the shares of 1998 Series A Participating Preferred Stock to be converted are surrendered and delivered to the Corporation, and the applicable holder or such holder's nominee shall become the holder of record of the shares of Common Stock subject to the applicable Conversion Notice on such date (the "Conversion Date").

     D. The Corporation shall pay all accrued, cumulative dividends on any shares of 1998 Series A Participating Preferred Stock which are converted pursuant to this Section 4 through and including the Conversion Date. The Corporation shall continue to pay dividends in accordance with Section 2 on the unconverted shares, if any, of the 1998 Series A Participating Preferred Stock.

     E. In the event that, prior to any Conversion Date, the Corporation shall
(i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then, in each case, the number of shares of Common Stock into which each share of 1998 Series A Participating Preferred Stock may be converted shall be adjusted by multiplying the number of shares of 1998 Series A Participating Preferred Stock to be converted by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Such adjustments shall be made successively whenever any event listed above shall occur.

     Section 5. Certain Restrictions.

     A. Whenever dividends or distributions payable on the 1998 Series A Participating Preferred Stock, as provided in Section 2 hereof, are in arrears, thereafter and until all accrued and unpaid dividends and distributions which have been declared on the shares of 1998 Series A Participating Preferred Stock shall have been paid in full, the Corporation shall not:

          (i) declare of pay any dividends on or make any other distributions or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the 1998 Series A Participating Preferred Stock;

          (ii) declare or pay dividends on or make any other distributions of any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the 1998 Series A Participating Preferred Stock, except dividends paid ratably on the 1998 Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the 1998 Series A Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the 1998 Series A Participating Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration any shares of 1998 Series A Participating Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the 1998 Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective dividends and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     B. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph A, of this Section 5, purchase or otherwise acquire such shares at any time and in any such manner.

     Section 6. Reacquired Shares. Any shares of the 1998 Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Series Preferred Stock and may be reissued as a part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 7. Liquidation, Dissolution or Winding Up.

     A. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking

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

junior (either as to dividends or upon liquidation, dissolution or winding up) to the 1998 Series A Participating Preferred Stock unless, prior thereto, holders of shares of 1998 Series A Participating Preferred Stock shall have received an amount equal to the greater of (i) Sixteen Dollars ($16.00) per share of the 1998 Series A Participating Preferred Stock, plus an amount equal to the accrued and unpaid dividends and distributions thereon which have been declared prior to the date of such payment, or (ii) amount per share payable to holders of Common Stock after giving effect to the requirements of this paragraph. In the event the Corporation shall at any time after November 30, 1998, (x) declare any dividend on the Common Stock payable in shares of Common Stock, (y) subdivide the outstanding Common Stock, or (z) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount determined under subclause (ii) in the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Such adjustments shall be made successively whenever any event listed above shall occur.

     B. In the event, however, that there are not sufficient assets available to permit payment in full of the Liquidation Preference of the 1998 Series A Participating Preferred Stock and all other series of Preferred Stock, if any, which rank on a parity with the 1998 Series A Participating Preferred Stock, then assets shall be distributed ratably to the holders of such parity shares in proportion to their respective Liquidation Preferences.

     Section 8. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of 1998 Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to adjustment as hereinafter set forth) equal to the aggregate amount per share of stock, securities, cash and/or other property, as the case may be, into which or for which, each share of Common Stock is changed or exchanged; provided that, at the request of a holder of the 1998 Series A Participating Preferred Stock, a portion of any stock or securities issued to such holder in exchange for the 1998 Series A Participating Preferred Stock shall be nonvoting with the right to convert to voting on the same terms set forth in Section 4 hereof. In the event the Corporation shall at any time after November 30, 1998 (i) declare any dividends on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of 1998 Series A Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Such adjustments shall be made successively whenever any event listed above shall occur.

     Section 9. No Redemption. The shares of 1998 Series A Participating Preferred Stock shall not be redeemable.

     Section 10. Rank. The shares of 1998 Series A Participating Preferred Stock shall rank on a parity with the Common Stock as to the payment of dividends and senior to the Common Stock as to the distribution of assets upon liquidation, dissolution or winding up. The shares of 1998 Series A Participating Preferred Stock shall rank junior to all other series of the Series Preferred Stock as to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise.

     Section 11. Amendment. At any time that any shares of 1998 Series A Participating Preferred Stock are outstanding, the Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the 1998 Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of the 1998 Series A Participating Preferred Stock, voting separately as a class.

     Section 12. Fractional Shares. The 1998 Series A Participating Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of the holders of the 1998 Series A Participating Preferred Stock.

     Section 13. No Preemptive Rights. No holder of any outstanding shares of the 1998 Series A Participating Preferred Stock shall be entitled as a right to purchase or subscribe or otherwise acquire any shares of stock of any class, whether now or hereafter authorized by the Corporation.

3. The date of adoption of the amendment was December 15, 1998.

4. The amendment to the Articles was adopted by the Board of Directors without action by the shareholders.

     Dated this 15th day of December, 1998.

                                       AMERICAN EQUITY INVESTMENT
                                       LIFE HOLDING COMPANY


                                       By: /s/ D. J. Noble
                                           ----------------------------------
                                           D. J. Noble, President

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